Exhibit 99.2

Press Release                                                                                                                                                                                                                                                                                                                                                         For Immediate Release

GraphOn Contact:
William Swain
GraphOn Corporation
1.800.GRAPHON
www.graphon.com

GraphOn Appoints Two New Board Members and CTO

John Cronin and Steve Ledger Appointed to Board of Directors, Eldad Eilam Joins as CTO

SANTA CRUZ, CA – August 10, 2011 – GraphOn Corporation (OTCBB: GOJO.OB), a leading worldwide developer of cloud application delivery and Web-enabling solutions, announced today that it has appointed John Cronin and Steve Ledger to its board of directors. The company also announced that Eldad Eilam has joined GraphOn as chief technology officer.

“With this announcement we have greatly strengthened our management team and board of directors,” said Bob Dilworth, chief executive officer of GraphOn. “John Cronin brings important expertise in intellectual property, Steve Ledger adds a critical perspective from a business and financial standpoint, and Eldad Eilam contributes extensive technological expertise.”

John Cronin is the founder, managing director and chairman of ipCapital Group, a leading intellectual property strategy firm and a strategic partner of GraphOn. Prior to founding ipCapital, he was a distinguished inventor at IBM for 17 years, patenting 100 inventions, publishing over 150 technical papers, receiving IBM’s “Most Distinguished Inventor Award,” and recognized as IBM’s “Top Inventor.”

“I was delighted to be asked to join the board of GraphOn,” said Cronin. “My consulting practice and licensing company can help execute the expansion and monetization of the IP portfolio, and I can personally help GraphOn in very unique ways. I will focus my 25 years in inventive capability to collaborate with the highly talented GraphOn team to create a significant IP force in the cloud computing space.”

Steve Ledger is the founder and managing partner at Tamalpais Partners LLC, a principal investor in, and advisor to, emerging growth companies. He has 27 years of experience as an investor in emerging technology companies. Prior to Tamalpais, he served as co-founder and managing partner of eCompanies Venture Group. Before that, he held positions with San Francisco Sentry Group, Storie Partners, L.P., Kayne Anderson Investment Management, and Fidelity Management and Research. Ledger also serves on the boards of Crossroads Systems (CRDS – OTCBB) and Broadcast International (BCST – OTCBB).

“After working with Bob Dilworth and the GraphOn team as an advisor for the past few months, it has become increasingly clear that GraphOn’s unique approach to enabling cloud access at any time to legacy applications and data, rendered on any device regardless of operating system, addresses a very large market opportunity,” said Ledger. “I am pleased to be a member of the team, working to create value for GraphOn shareholders.”

Eldad Eilam is a technology expert in the Windows operating system, mobile user interfaces, and advanced software development tools. He has over 15 years of experience in software technology development. Prior to joining GraphOn, he held a technical position at Microsoft and senior positions at Emblaze and Menta Software. He is the author of the book Reversing: Secrets of Reverse Engineering.

“Combining invaluable expertise in intellectual property, business and finance, and advanced software technologies, these synergistic appointments represent a major milestone for GraphOn,” concluded Dilworth. “We feel it is critical to our success and stockholder value to establish a strong intellectual property foundation to leverage and support our ongoing technological advances.”

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GraphOn Appointments
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GraphOn’s GO-Global product family provides instant, cloud-enabled access to centralized Windows, UNIX and Linux applications from virtually any location, platform, and operating system. GO-Global delivers legacy applications over the Internet or private networks for fast and secure access from cross-platform clients such as Windows, Mac and Linux computers, and mobile devices such as Apple iPad.

About GraphOn Corporation
Founded in 1996, GraphOn Corporation is a publicly traded company headquartered in Santa Cruz, California. The company is an innovator of cost-effective, advanced solutions that let customers access applications from anywhere. GraphOn’s high-performance software solutions provide fast application access, cross-platform connectivity, and a centralized architecture that delivers a dramatically lower cost of ownership. The company’s GO-Global solutions can be used with Microsoft (MSFT) Windows, IBM AIX, Oracle (ORCL) Solaris, Hewlett-Packard (HPQ) HP-UX, Linux, Apple (AAPL) OS X and iOS, and other operating systems. For more information, call 1.800.GRAPHON in the USA, +44.1344.206549 in Europe, or visit www.graphon.com or www.facebook.com/graphon.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to GraphOn's most recent periodic and other reports filed with the Securities and Exchange Commission.

GraphOn and GO-Global are registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.

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